Exhibit 99.1

NEWS

Charter Announces Completion of Tender Offer for Debt Securities

STAMFORD, Connecticut - April 21, 2015 - Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced the completion of its previously announced tender offer (the “Tender Offer”) by its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. to purchase any and all of its outstanding $1.0 billion 7.250% senior notes due 2017 (the “2017 Notes”) and $700 million 8.125% senior notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “Notes”). The Tender Offer expired at 11:59 p.m. New York City time, on April 20, 2015(the “Expiration Time”).

Approximately $633,066,000 or 63.31% of the 2017 Notes and $528,154,000 or 75.45% of the 2020 Notes were validly tendered prior to the Expiration Time, which excludes $6,290,000 aggregate principal amount of the outstanding Notes that remain subject to the guaranteed delivery procedures. Payment for the Notes validly tendered and accepted for payment is expected to be made today, with the proceeds of Charter’s previously announced offering of senior notes.

Substantially concurrently with Charter’s consummation of the Tender Offer, Charter has irrevocably called for redemption all of the Notes that were not tendered pursuant to the Tender Offer and remain outstanding after the Expiration Time, on May 21, 2015, at the redemption price of $1,036.25 for every $1,000 principal amount of 2017 Notes and $1,040.63 for every $1,000 principal amount of 2020 Notes redeemed, in each case, plus accrued and unpaid interest to, but not including, the date of redemption. Following the redemption, no principal amount of Notes will remain outstanding.

On April 17, 2015, Charter issued a conditional notice of partial redemption to redeem $800 million of its $1.4 billion outstanding 7.00% senior notes due 2019 (the “2019 Notes”) on May 18, 2015, at a redemption price of $1,035.00 for every $1,000 principal amount of 2019 Notes, plus accrued and unpaid interest to, but not including, the date of redemption. Today, Charter issued a supplemental notice of redemption giving notice that the condition to the redemption had been satisfied. Charter intends to use proceeds of its previously announced offering of senior notes to fund the partial redemption of the 2019 Notes.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to Bright House Networks, LLC. (“Bright House”) and Comcast Corporation ("Comcast") Transactions

•	the ultimate outcome of the proposed transaction between us and Bright House including the possibility that such transaction may not occur if closing conditions are not satisfied;

•	the ultimate outcome of the proposed transactions between us and Comcast including the possibility that such transactions may not occur if closing conditions are not satisfied;

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if any such transactions were to occur, the ultimate outcome and results of integrating operations and application of our operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

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the impact of the proposed transactions on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transactions;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expense and may decrease our operating flexibility;

Risks Related to Our Business

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our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

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the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business or potential business combination transactions;

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the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

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and our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.